EXHIBIT 10.2

LANDS’ END, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Name of Grantee:		(the “Grantee”)

No. of Restricted Stock Units:

Issuance Date:		(the “Issuance Date”)
Performance Period:

Vesting Provisions:	Vesting subject to satisfaction of Performance Goals, as defined and indicated on Exhibit A

WHEREAS, the Grantee is currently an employee of Lands’ End, Inc. (the “Company”), a Delaware corporation, or one of its Subsidiaries (collectively, “Lands’ End”);

WHEREAS, the Company desires to (i) provide the Grantee with an incentive to remain in a continuous Business Relationship (defined below) with Lands’ End and (ii) increase the Grantee’s interest in the success of Lands’ End by granting restricted stock units (the “Restricted Stock Units”) payable in the form of common stock par value $.01 per share of the Company (each, a “Share”) to the Grantee; and

WHEREAS, the issuance of the Restricted Stock Units is made pursuant to the [INSERT PLAN NAME HERE] (the “Plan”); and (ii) made subject to the terms and conditions of this Lands’ End, Inc. Performance Based Restricted Stock Unit Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Restricted Stock Units shall be subject to the Plan and the terms of the Plan are incorporated into this Agreement by reference. The Grantee hereby acknowledges receipt of a copy of the Plan.

2. Grant of Restricted Stock Units.

(a) Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants to the Grantee the Restricted Stock Units specified above which reflects the number of Shares to be delivered based on achievement of Target Performance as set forth on Exhibit A (“Target Units”). The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company, or a third party on behalf of the Company, for the Grantee’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.  Initially the Account will be credited with the number of Target Units, and the number of Restricted Stock Units in the Account will be adjusted as provided in 2(c) below.  The actual number of Restricted Stock Units and Shares to be earned by the Grantee will depend upon the satisfaction of the Performance Goals over the Performance Period and will vary between 0% for performance below Threshold Performance and ___% of the number of Restricted Stock Units set forth above depending on the Company’s achievement against the Performance Goals, as set forth in more detail on Exhibit A.

(b) If and whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account an amount which shall be equal to the amount of such dividend with respect to the number of Restricted Stock Units credited to the Account. Such amount shall be subject to the vesting and forfeiture provisions contained in Section 3(a) below. The amount shall be adjusted based on the number of Restricted Stock Units actually earned and shall only be payable in cash and shall be payable at the same time as amounts are otherwise payable under this Agreement.

(c) If and whenever the Company declares and pays a dividend or distribution on the Shares in the form of additional shares, or there occurs a forward split of Shares, then a number of additional Restricted Stock Units shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the total number of Restricted Stock Units credited to the Account on the record date for such dividend or distribution or split (other than previously settled or forfeited Restricted Stock Units), multiplied by (ii) the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share. The additional Restricted Stock Units shall be adjusted based on the number of Restricted Stock Units actually earned and shall become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

3. Terms and Conditions.

(a) Vesting.

(i) All of the Restricted Stock Units shall initially be unvested.  All Restricted Stock Units shall vest based on the Company’s achievement of the Performance Goals.  The Compensation Committee shall determine achievement of such Performance Goals in its sole discretion, and the date upon which the Compensation Committee determines such performance shall be the applicable vesting date (the “Date of Vesting”). If Grantee terminates Grantee’s Business Relationship with Lands’ End prior to the Date of Vesting (except as provided in subsection 3(a)(ii) and (iii) below), such Grantee shall forfeit any unvested Restricted Stock Units upon such termination of employment.

(ii) If, following the twelve (12) month anniversary of the Issuance Date, Grantee’s Business Relationship with Lands’ End terminates due to the Grantee’s permanent and total disability (as defined in the Company’s long-term disability program, regardless of whether the Grantee is covered by such program) (“Disability”), Restricted Stock Units not previously vested shall remain eligible to vest on a prorated basis through the date of termination based on actual performance of the Company at the end of the Performance Period.

(iii) If, following the twelve (12) month anniversary of the Issuance Date, Grantee’s Business Relationship with Lands’ End terminates due to the Grantee’s death, Restricted Stock Units not previously vested shall remain eligible to vest on a prorated basis through the date of death, and his or her estate shall be eligible to receive such pro-rated Restricted Stock Unit award, payable in cash based on actual performance of the Company at the end of the Performance Period.

(iv) Any proration of the Restricted Stock Units described in subsections 3(a)(ii) and(iii) shall be based on a fraction, the numerator of which is the number of full months lapsed during the Performance Period through the date of termination or death, as applicable, and the denominator of which is the full number of months in the Performance Period (the “Pro Rata Fraction”) and the number of

Restricted Stock Units which vest per subsections 3(a)(ii) and (iii), shall be determined by multiplying (i) the .Pro Rata Fraction by (ii) the number of Restricted Stock Units that would have vested based on actual performance as determined by the Compensation Committee at the end of the Performance Period.

(b) Forfeiture. Upon the termination of Grantee’s Business Relationship with Lands’ End for any reason other than death or Disability, the Grantee shall forfeit any and all Restricted Stock Units which have not vested as of the date of such termination; provided that, for the avoidance of doubt, upon the occurrence of a Change in Control, Section 12.3 of the Plan shall govern.  Any Restricted Stock Units that do not vest based on satisfaction of the Performance Goals at the end of the Performance Period will be forfeited on the Date of Vesting.

(c)  Accelerated Vesting.  Any accelerated vesting of the Restricted Stock Units, as provided either pursuant to Section 12.3 of the Plan or by contract, shall result in the vesting of the number of Target Units set forth above.

(d) Settlement. Restricted Stock Units not previously forfeited shall be settled within thirty (30) days after the applicable Date of Vesting under Section 3(a)(ii) by delivery of one share of common stock for each Restricted Stock Unit being settled.

4. Taxes.

(a) This Section 4(a) applies only to (a) all Grantees who are U.S. employees, and (b) to those Grantees who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the Restricted Stock Units. Such Grantee shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Grantee recognizes taxable income with respect to the Restricted Stock Units, an amount equal to the taxes Lands’ End determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units. The Grantee may satisfy the foregoing requirement by making a payment to Lands’ End in cash or by delivering already owned unrestricted Shares or by having Lands’ End withhold a number of Shares in which the Grantee would otherwise become vested under this Agreement, in each case, having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined. In the event that the withholding obligation arises during a period in which the Grantee is prohibited from trading in the Common Stock pursuant to the Company's insider trading policy, or by applicable securities or other laws, then unless otherwise elected by the Grantee during a period when he or she was not so restricted from trading, the Company shall automatically satisfy the Grantee’s withholding obligation by withholding from Shares otherwise deliverable under this Agreement.

(b) The Grantee acknowledges that the tax laws and regulations applicable to the Restricted Stock Units and the disposition of the shares following the settlement of Restricted Stock Units are complex and subject to change.

(c) With respect to each individual who was an executive officer of the Company and subject to Section 16 of the Exchange Act on the Grant Date only, the Compensation Committee in approving this award has consented to payment of tax withholding obligations under subsection (a), or a combination of the methods set forth in subsections (a), as the Grantee may elect during such time periods as the Company may permit in compliance with all applicable legal requirements.  If no such election is made, the Grantee’s withholding obligation will automatically be satisfied by withholding from Shares otherwise deliverable under this Agreement.

5. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of Restricted Stock Units on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6. Rights as a Stockholder. The Grantee shall not possess the right to vote the shares underlying the Restricted Stock Units until the Restricted Stock Units have settled in accordance with the provisions of this Agreement and the Plan.

7. Survival of Terms. This Agreement shall apply to and bind the Grantee and Lands’ End and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Grantee, to the Grantee’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Grantee shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 1 Lands’ End Lane, Dodgeville, Wisconsin 53595, Attention: General Counsel (or to such other address as the Company shall have specified to the Grantee in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

10. Authority of the Administrator. The Compensation Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive. Notwithstanding the foregoing, any classification of employment termination shall be resolved in accordance with the terms of any severance agreement or other employment agreement with the Company as of the date of his or her termination of employment.

11. Representations. The Grantee has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of Lands’ End or any of its agents. The Grantee understands that he or she (and not Lands’ End) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

12. Entire Agreement; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

13.  Clawback Policy. The Restricted Stock Units are subject to the terms of any severance or employment agreement between Lands’ End and the Grantee, and, to the extent required by applicable law, any Lands’ End recoupment, clawback, or similar policy related to financials as it may be in effect from time to time, any of which could, in certain circumstances, require repayment or forfeiture of the Restricted Stock Units or any Shares or other cash or property received with respect to the Restricted Stock Units (including any value received from a disposition of the Shares acquired upon vesting of the Restricted Stock Units).

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15. Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without his or her consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Restricted Stock Units and shall have no effect on the interpretation hereof.

16. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understand the terms and provision thereof, and accepts the shares of Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.

17. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Grantee acknowledges that the award granted under this Agreement is not an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Grantee shall not have any claim or right to receive grants of awards under the Plan. Neither the Plan nor this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Grantee any right to be retained as an employee of the Company or any Subsidiary thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary thereof to terminate the employment of the Grantee at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its Affiliates.

(d) Business Relationship. For the purposes of this Agreement, an employee, officer, director or consultant of the Company or any Company Subsidiary shall be deemed to be in a "Business Relationship" with Lands’ End, and a continuous Business Relationship shall be deemed to be in effect for such period of time during which a Grantee serves in any such capacity (including changes between capacities).

18. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short term deferral exception. The Restricted Stock Units granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the application of Section 409A of the Code to such grants.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE GRANTEE UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE ISSUANCE DATE.

 BY SIGNING THIS AGREEMENT, THE GRANTEE IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE GRANTEE’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement, both as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Unit Agreement as of the date first above written.

COMPANY

LANDS’ END, INC.

By:
Name:
Title:

GRANTEE

Name:

Exhibit A

[Performance Goals related to the Award to be set forth, with applicable Threshold Performance, Target Performance and, if applicable, Maximum Performance, as well as any additional information regarding the Performance Goals.]